Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2017 Results

Gross Margin Improves 160 Basis Points and Operating Income Increases 16% During Quarter

Company Reiterates Full Year Fiscal 2017 EPS Guidance Increase of 50-70% and Lowers Revenue Guidance

MENLO PARK, CA – January 4, 2017 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the packaged food and biomaterial markets, reported results for the second quarter of fiscal 2017 and first six months ended November 27, 2016.

“We are focused on innovating new products at both Apio and Lifecore and shifting our product mix to higher value items, resulting in higher gross margin over time. For the second quarter, our consolidated gross margin increased 160 basis points to 13.9% compared to the second quarter of fiscal 2016, demonstrating our ongoing commitment to this innovation strategy. We are on the way to achieving our full fiscal year 2017 net income growth guidance of 50% to 70%,” commented Molly Hemmeter, Landec’s President and CEO.

“Net income in the second quarter, consistent with our prior guidance, decreased to $0.05 per share compared to $0.07 per share during the second quarter of last year primarily due to the Company recording a non-recurring $1.2 million write-off of unamortized debt issuance costs from the refinancing of its debt during the quarter. We are estimating that the refinancing will result in approximately $400,000 in lower interest expenses over the next twelve months (see Questions & Answers #8 for more details). Net income also decreased as a result of no change in the fair market value of our Windset investment compared to a $200,000 increase during the second quarter of last year. Revenues for the second quarter decreased 3% compared to the second quarter of last year, primarily due to a strategic decision to reduce low margin business in our packaged fresh vegetables business beginning in the second half of fiscal 2016. These efforts to shift away from non-strategic low margin business and to innovate and grow higher margin products as a larger percent of our business are resulting in continued improvement in both gross and operating margins and has us trending toward our stated net income goal for fiscal 2017,” stated Hemmeter.

Summary of Second Quarter 2017 Results Compared to Second Quarter of 2016

●	Revenues decreased 3% to $135.9 million
●	Gross profit increased 10% to $19.0 million
●	Gross profit margin increased 160 basis points to 13.9%
●	Operating income increased 16% to $3.3 million
●	Net income decreased 29% to $1.3 million or $0.05 per share

Continued Hemmeter, “Lifecore is off to a very strong start, with revenues for the first six months of fiscal 2017 increasing 27% and operating income increasing 46% to $4.7 million compared to the first six months of last year due primarily to a very favorable product mix change to a higher percentage of revenues being derived from higher margin fermentation sales. At Apio for the first six months, gross profit was up $3.4 million, or 13%, based on a favorable shift in product mix and positive operating efficiencies even though revenues were down 5% due to our prior strategic decision to focus on our higher margin business in the packaged fresh vegetables business, which resulted in lost business beginning in the second half of last fiscal year. Apio is focused on reducing operational costs through investments in productivity projects in all of its facilities and currently is realizing efficiency gains in its salad business as a result of the newly constructed, fully-automated Hanover facility.”

“Lifecore’s business,” added Hemmeter, “has expanded beyond its historical capabilities as a premium supplier of hyaluronic acid (HA) to become a fully integrated contract development and manufacturing organization (CDMO), providing differentiated fermentation, formulation and aseptic fill services for specialized medical materials. This transition is reflected in Lifecore’s revenue and operating income growth, both of which are expected to exceed our original expectations for Lifecore for fiscal 2017.”

“In our Apio packaged fresh vegetables business, we have been successful in significantly shifting our product mix to higher margin Eat Smart® vegetable salad products which now account for 36% of the packaged fresh vegetables business revenues and contributed to the packaged fresh vegetables business second quarter gross margin increase of 290 basis points to 12.2% and first six months increase of 260 basis points to 13.6%,” said Hemmeter.

“Salad kit revenues were slightly down during the first half of fiscal 2017 compared to the first half of last year and lower than our expectations due to two primary factors. First, Costco moved to a multi-sourcing strategy from a sole sourcing strategy for their salad kit business due to industry-wide produce shortages during last year’s El Nino. Second, in the Canadian market, where Eat Smart salads have a 44% market share, there was a dramatic decline in the retail salad kit market growth rate due to the effects of a competitor’s salad product recall in January 2016. According to Nielsen, for the 52 weeks ended November 28, 2015 of last year, the retail salad kit category in Canada grew 44% whereas for the 26 weeks ended this November 26, 2016 the retail salad kit category in Canada grew only 6% (see Questions & Answers #3 for more details). In our guidance we had expected a 30% growth in the Canadian retail salad kit category,” added Hemmeter.

“Even though overall salad kit revenues were down in the first six months of fiscal 2017, our salad kit business continues to outperform versus the U.S. salad kit category. For the six months ended November 26, 2016, the Nielsen U.S. salad kit category growth rate, excluding Costco, in consumer dollars was 17% while the comparable growth for Eat Smart salads during the same period was 42%, primarily driven by increased distribution of Eat Smart salads at Sam’s Club and Walmart. We continue to see high growth potential in our salad products as new salad products are added to existing accounts and as we add distribution in key U.S. accounts,” concluded Hemmeter.

Fiscal Second Quarter 2017 Results

Revenues in the second quarter of fiscal 2017 decreased 3% to $135.9 million from $140.4 million in the year-ago quarter. The decrease was primarily due to a 9% decrease in revenues in Apio’s packaged fresh vegetables business partially offset by a 16% increase in revenues at Lifecore and a 16% increase in Apio’s export business.

Net income in the second quarter of fiscal 2017 was $1.3 million or $0.05 per share compared to $1.9 million or $0.07 per share in the year-ago quarter. Net income was negatively impacted by a $1.2 million write-off of unamortized debt issuance costs from the refinancing of Landec’s debt during the quarter and from a $1.2 million, or 9%, increase in operating expenses in the second quarter primarily at Apio resulting from additional headcount hired during the past year in the areas of sales and financial analysis. In addition, there was no change in the fair market value of our Windset investment during the quarter compared to a $200,000 increase during the second quarter of last year. These decreases to net income were partially offset by: (1) a $2.0 million, or 20%, increase in gross profit in Apio’s packaged fresh vegetables business due to a favorable product mix shift to a higher percentage of revenues derived from salad kit sales and from favorable operational cost variances, specifically lower produce sourcing costs and improved labor efficiencies in the Company’s processing plants and (2) a $376,000 decrease in income taxes.

Fiscal Six Months 2017 Results

Revenues in the first six months of fiscal 2017 decreased 3% to $268.3 million from $275.8 million in the same period last year. The decrease was primarily due to an 8% decrease in revenues in Apio’s packaged fresh vegetables business partially offset by a 27% increase in revenues at Lifecore and a 10% increase in Apio’s export business.

Net income in the first six months of fiscal 2017 was $4.6 million, or $0.17 per share, compared to $4.8 million, or $0.18 per share, in the first six months of fiscal 2016. The decrease in net income was due to: (1) a $2.9 million increase in operating expenses, primarily from headcount added during the last twelve months, (2) a $1.2 million write-off of unamortized debt issuance costs from the refinancing of debt during the second quarter, (3) a $290,000 decrease in operating income at Corporate due to the completion of a 15-month license agreement during the first quarter of fiscal year 2017, and (4) no increase in the fair market value of the Company’s Windset investment during the first six months of fiscal 2017 compared to a $1.0 million increase in the first six months of last year. The decreases in net income during the first six months of fiscal 2017 were partially offset by: (1) a $2.0 million, or 24%, increase in gross profit at Lifecore from increased revenues, and (2) a $3.2 million, or 14%, increase in gross profit in Apio’s packaged fresh vegetables business due to a favorable product mix and favorable produce sourcing costs during the first six months of fiscal 2017 and due to operational productivity improvement initiatives which combined resulted in the Apio packaged fresh vegetables business gross margin increasing 260 basis points to 13.6% compared to 11.0% during the first six months of last year.

Management Comments and Guidance for Fiscal 2017

Ms. Hemmeter stated, “For fiscal 2017, we are reiterating our guidance for consolidated net income to increase 50% to 70% in fiscal 2017 compared to fiscal 2016, resulting in an estimated EPS range of $0.53 to $0.60. This is based on favorable produce sourcing continuing and on our continued shift to higher margin products. We are still not projecting a significant change in our Windset investment in fiscal 2017, although we do expect an increase in both the third and fourth quarters, which is included in our guidance. We now expect revenues for fiscal 2017 to be flat to slightly up compared to fiscal 2016. We expect consolidated cash flow from operations of $30 million to $35 million and capital expenditures of approximately $30 million. For the third quarter of fiscal 2017, we expect revenues to be in the range of $133 million to $140 million and net income to be $0.16 to $0.19 per share.”

Conference Call

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Thursday, January 5, 2017

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Thursday, January 12, 2017 by calling toll-free (855) 859-2056 or international (404) 537-3406, and entering code #36423826.

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged food and biomaterial markets. Apio, Landec’s food business, is the leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2016 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 27, 2016	May 29, 2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,566	$9,894
Accounts receivable, net	50,009	46,406
Inventories, net	27,970	25,535
Prepaid expenses and other current assets	3,930	4,468
Total Current Assets	84,475	86,303

Investment in non-public company	62,700	62,700
Property and equipment, net	120,972	120,880
Intangible assets, net	70,573	71,016
Other assets	2,621	1,754
Total Assets	$341,341	$342,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$25,914	$30,904
Accrued compensation	5,696	5,460
Other accrued liabilities	8,424	7,772
Deferred revenue	474	832
Line of credit	1,500	3,500
Current portion of long-term debt	4,940	7,873
Total Current Liabilities	46,948	56,341

Long-term debt, less current portion	44,771	45,972
Capital lease obligation, less current portion	3,770	3,804
Deferred taxes	24,328	22,442
Other non-current liabilities	1,977	1,744

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	139,138	137,244
Accumulated other comprehensive income	327	—
Retained earnings	78,518	73,457
Total Stockholders' Equity	218,010	210,728
Non-controlling interest	1,537	1,622
Total Equity	219,547	212,350
Total Liabilities and Stockholders’ Equity	$341,341	$342,653

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 27, 2016	November 29, 2015	November 27, 2016	November 29, 2015
Product Sales	$135,865	$140,441	$268,259	$275,796

Cost of product sales	116,912	123,176	228,162	240,554

Gross profit	18,953	17,265	40,097	35,242

Operating costs and expenses:
Research and development	1,965	1,643	3,903	3,518
Selling, general and administrative	13,724	12,815	27,460	24,979
Total operating costs and expenses	15,689	14,458	31,363	28,497
Operating income	3,264	2,807	8,734	6,745
Dividend income	413	413	825	825
Interest income	3	16	7	47
Interest expense	(380)	(439)	(1,032)	(941)
Loss on debt refinancing	(1,233)	—	(1,233)	—
Other income	—	200	—	1,000
Net income before taxes	2,067	2,997	7,301	7,676
Income taxes	(693)	(1,069)	(2,582)	(2,760)
Consolidated net income	1,374	1,928	4,719	4,916
Non-controlling interest	(48)	(60)	(81)	(96)
Net income available to common stockholders	$1,326	$1,868	$4,638	$4,820

Diluted net income per share	$0.05	$0.07	$0.17	$0.18

Shares used in diluted per share computations	27,618	27,420	27,572	27,417

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 27, 2016

QUESTIONS & ANSWERS

1)	What were the key drivers of Lifecore’s tremendous growth through the first six months of fiscal 2017?

Lifecore’s growth during the first six months of this year compared to the same period last year was driven by a substantial increase in revenues in its higher margin fermentation business as a result of increased demand from existing customers and from a 15% increase in aseptic sales primarily due to recent development products becoming commercialized. These increases were partially offset by lower business development revenues as a result of a key customer obtaining FDA approval of its drug product, moving that program from development to commercial production.

2)	Why were Apio’s packaged fresh vegetables revenues down 8% for the first six months?

As a reminder, we lost approximately $30 million of packaged bag business during the last six months of fiscal 2016 as a result of (1) our strategic decision to discontinue select low margin business, (2) some customers deciding to shift from single sourcing to a multi-source strategy, and (3) prorating some customer orders during the produce shortages last fiscal year. A large majority of the business we lost was low margin business that carried a very high cost to service. Because this business was included in the first half of last year, over 80% of the decrease in revenues in Apio’s packaged fresh vegetables business during the first six months of this year is attributable to this lost business.

In addition, salad revenues were down 4% during the first six months of this year compared to the same period last year primarily due to the loss of some salad kit business at Costco due to a corporate-wide decision by Costco to move to a multi-supplier sourcing strategy following industry-wide produce shortages in 2016. This reduction in salad kit revenues at Costco was partially offset by significant growth in salad kit revenues in U.S. retail and some growth in Canadian retail. Other factors affecting salad revenues included the delay in customer commitments for new salad kit products following the extensive industry-wide produce shortage last year until sourcing returned to normal and the launch of a market test of plant-based protein salads throughout all Costco U.S. stores during the first half of last year that was discontinued later in fiscal 2016.

Importantly, while packaged fresh vegetables revenues declined 8% in the first six months, that business generated a 14% increase in gross profit and a 260 basis point improvement in gross margin to 13.6%.

As consistent supply has resumed, customers are now reviewing our new products and we expect to launch new Eat Smart salad products during the second half of fiscal 2017 and first half of fiscal 2018. Although the shift to multi-sourcing salad kits by several customers has negatively affected Apio in the near term, there may be opportunities in the future for additional business as a result of this strategy.

3)	In the Canadian retail market, why was the salad kit growth in the 26 weeks ended November 2016 so much lower than the growth for the 52 weeks ended May 2016?

The severe drop in growth appears to be directly related to a major recall of salad products by a competitor last January that has affected the entire product category. The recall of salads that had been distributed in the Eastern provinces was broadly publicized in Canada.

According to Nielsen data, for the 10 months ended January 2016 prior to the salads recall, the retail salad kit market category in Canada had grown at 36%, in significant contrast to the growth of that category in the 10 months from February through November 2016 following the salads recall when the retail salad kit category grew at only 5%.  Any product recall in the category can affect all players in the category. There have not been any reported incidents since the one last January and we expect that salad kit growth in Canada will start to increase again as consumers re-gain confidence in the category.

4)	What is the expected revenue growth for salads for all of fiscal 2017?

We now expect revenues from our salad products to be flat to slightly down this year compared to last year due to Costco’s multi-sourcing strategy and Canadian growth decline. However, on a positive front, our U.S growth for salad kits, excluding Costco, during the first six months of fiscal 2017 was 42% compared to category growth of 17%. We continue to see salads as a major growth platform at Apio as we innovate new items, add new products to existing accounts and expand our distribution to key U.S. accounts. Sam’s Club continues to expand our salad products within their stores. In May of 2016, we began shipping our Sweet Kale Salad to approximately 400 Walmart stores. Due to its high performance, Walmart quickly expanded our salad to approximately 1,400 stores in October. The next opportunity to expand further in Walmart will be in April 2017.

Selling Eat Smart products to the highly competitive U.S. retail market has required Apio to evolve its sales capabilities. In May of 2016, we hired a new Chief Customer and Sales Officer at Apio to lead a re-structuring of the sales organization and the implementation of new systems and controls. Our new data analytics platform is a key tool that will arm the sales organization with the data required to drive a compelling brand story that includes shopper insights, merchandising, promotional and pricing information to grow a profitable business for both Apio and our customers.

5)

In the previous earnings release call, you mentioned that you were transitioning to a new market database. Is that transition complete and what are the updated Apio market share and All Commodity Volume (“ACV”) numbers?

To further differentiate Apio, we have invested in upgrading our market data analytics platform and insight analysis. Since our previous earnings call, Apio has completed the transition from Nielsen Perishables Freshfacts data to the Nielsen Answers data and added Nielsen Homescan Panel, which provides consumer scan data and shopper insights for all stores, including Costco. The switch to the new database provides many advantages. First, we now receive data from nearly double the number of retail stores (over 35,000 versus 18,000). Second, we have store-specific product, pricing and promotional data that is available by geography and banner. Finally, Homescan data provides consumer insights and Costco-specific data that we did not have previously. This new platform will provide improved data and shopper insights that will drive more informed product development, pricing and promotional decisions.

With the new data platform, Apio’s North American market share statistics showed very little change from the old platform (less than 100 basis points). For 52 weeks ended October 29, 2016, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and salad kits) is approximately $3.2 billion in consumer retail dollars including retail and club stores. Of this market, Apio’s overall share is approximately 17% while Apio’s Eat Smart salad kits have a market share of approximately 13%. In Canadian retail, Eat Smart salad kits enjoy a 44% share while in U.S. retail, Eat Smart salads have a share of approximately 3%, presenting a large growth opportunity for Eat Smart salad kits in the U.S. retail market.

Apio’s North American ACV statistics differed to a slightly larger extent from the old platform (between 100 and 1000 basis points depending on the product segment or geography), primarily due to the large increase in the number of retail stores being included in the new database. ACV is also not tracked for some categories. For the 52 week ended October 29, 2016, in U.S. retail Eat Smart salad kit ACV was approximately 17% while total Eat Smart branded packaged fresh vegetables ACV was approximately 34%. In Canadian retail, ACV for Eat Smart salad kits was 84%.

Our goal is to continue to grow the Eat Smart market share and ACV of salad kits in the U.S., specifically with major U.S. customers. We intend to share our new analytics and insights with those strategic customers who choose Apio as their innovation partner to drive growth and profitability for both partners.

6)	How is produce sourcing looking thus far in fiscal 2017?

Produce sourcing for the first seven months of fiscal 2017 has been within expectations, with an adequate supply of virtually all of our high volume crops. During our third fiscal quarter we enter the winter season when we source most of our California crops from southern California and Mexico. This is also the time of year when we get virtually all of our green beans from Florida. The winter season has historically been the time of year when we have suffered our most significant produce shortages, which occurred last year. Overall, for the first seven months of fiscal 2017 our produce sourcing costs are on plan and so far winter sourcing is consistent with our expectations.

7)	What is the status of Windset’s expansion plans and the permitting issues?

Windset is nearing completion of a new ten-acre facility on land Windset owns in the City of Santa Maria using a new type of greenhouse structure that Windset intends to use to grow strawberries on a small commercial scale. They have also started construction on a new 30-acre glass greenhouse, which is also on land they own in the City of Santa Maria, where they currently intend to grow peppers and/or cucumbers.

Windset expects that it will begin commercially harvesting strawberries this month and peppers this spring.

Windset is also looking at constructing an even larger strawberry structure on land it owns in the City of Santa Maria but it is in the early planning stages and any construction of this new facility will not begin until later this calendar year.

Windset is still working with the County of Santa Barbara on permitting for land it is leasing in the County for the construction of greenhouses using its new type of greenhouse structures but does not expect approval for at least 9-12 months.

8)	Why did the Company refinance its debt during the quarter?

The Company refinanced its debt to lower its interest expense and increase its financial flexibility in support of Landec’s five-year growth plan. Landec plans to use these funds to capitalize on the significant tailwinds in the healthy living segments in which it participates by expanding its existing operations and fueling its internal innovation initiatives.

Our new syndicated credit facility of $150 million with JPMorgan Chase, BMO Harris Bank and City National Bank, a subsidiary of Royal Bank of Canada, consists of a $50 million term loan that refinanced existing debt and a $100 million revolving credit facility.

The $50 million term loan has a five-year term with a ten-year amortization and no prepayment penalties. Our interest expense, excluding the $1.2 million write-off of unamortized debt issuance costs from the refinancing, over the next 12 months is projected to decrease by approximately $400,000 compared to the interest expense the Company would have incurred on the previous loans that were refinanced. The interest rate is based on Landec’s leverage ratio and can range from LIBOR plus 1.25% to 2.25%. On November 1, 2016, the Company fixed its LIBOR rate for the next five years at 1.22%. The current spread is 1.75% and therefore the current interest rate on our term loan is 2.97%.

9)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a)	Shifting our product mix to higher margin products at both Apio and Lifecore while advancing the CDMO strategy at Lifecore.
(b)	Increasing demand for both our packaged vegetable products and our biomaterials products to fill the additional capacity added in fiscal 2016.
(c)	Developing innovative new salad products to broaden and strengthen our offerings.
(d)	Expanding our retail presence in the U.S. through gaining new customers and increasing distribution with existing customers.
(e)	Increasing return on invested capital by maximizing returns on each capital allocation decision.
(f)	Focusing on evaluating the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments.
(g)	Executing on our Lifecore programs with existing customers and securing new partnerships utilizing our CDMO strategy.
(h)	Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

10)	How do the results by line of business for the three and six months ended November 27, 2016 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/27/16	Three months ended 11/29/15	Six months ended 11/27/16	Six months ended 11/29/15
Revenues:
Apio Packaged Fresh Vegetables (a)	$97,978	$107,164	$193,923	$210,870
Apio Export	25,701	22,140	49,040	44,484
Total Apio	123,679	129,304	242,963	255,354
Lifecore	11,931	10,249	24,263	19,047
Corporate (b)	255	888	1,033	1,395
Total Revenues	135,865	140,441	268,259	275,796

Gross Profit:
Apio Packaged Fresh Vegetables	12,001	9,979	26,407	23,231
Apio Export	1,850	1,676	2,878	2,679
Total Apio	13,851	11,655	29,285	25,910
Lifecore	4,938	4,881	10,060	8,096
Corporate	164	729	752	1,236
Total Gross Profit	18,953	17,265	40,097	35,242

R&D:
Apio	286	255	523	459
Lifecore	1,333	1,086	2,665	2,312
Corporate	346	302	715	747
Total R&D	1,965	1,643	3,903	3,518

S,G&A:
Apio	9,788	8,642	19,349	16,844
Lifecore	1,304	1,328	2,710	2,570
Corporate	2,632	2,845	5,401	5,565
Total S,G&A	13,724	12,815	27,460	24,979

Other (c):
Apio	(987)	159	(1,153)	874
Lifecore	91	(29)	(12)	(39)
Corporate	(1,042)	(1,069)	(2,931)	(2,760)
Total Other	(1,938)	(939)	(4,096)	(1,925)

Net Income (Loss):
Apio	2,790	2,917	8,260	9,481
Lifecore	2,392	2,438	4,673	3,175
Corporate	(3,856)	(3,487)	(8,295)	(7,836)
Net Income	$1,326	$1,868	$4,638	$4,820

a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.